UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1933

Date of Report (Date of earliest event reported): May 28, 2013

OWENS REALTY MORTGAGE, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54957	46-0778087

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2221 Olympic Boulevard
Walnut Creek, California	94595

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 935-3840

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 28, 2013, Owens Realty Mortgage, Inc., a Maryland corporation (the “Company”), entered into indemnification agreements (the “Indemnification Agreements”) with each member of its board of directors (William C. Owens, Bryan H. Draper, M. Lyman Bates, Jr., Dennis G. Schmal and James M. Kessler) (each, a “Director”). The Indemnification Agreements provide that the Company will, subject to certain limitations and exceptions, indemnify, to the fullest extent permitted under Maryland law, and advance expenses to, each Director, in connection with (among other things) the Director’s capacity as a director, officer, employee or agent of the Company. This obligation includes, subject to certain terms and conditions, indemnification for any expenses (including reasonable attorneys’ fees), judgments, fines, penalties and settlement amounts actually and reasonably incurred by the Director in connection with any threatened or pending action, suit or proceeding. The Company may be required to advance such expenses, in which case the Director will be obligated to reimburse the Company for the amounts advanced if it is later determined that the Director is not entitled to indemnification for such expenses.

The indemnification provided under the Indemnification Agreements is not exclusive of any other indemnity rights.

Bryan H. Draper and William C. Owens, each of whom serves as officers and directors of the Company and own equity in the Company, serves as directors and officers of the Company’s manager, Owens Financial Group, Inc. (“OFG”), and own equity in OFG.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreements, a form of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
Exhibit No.	Description

10.1	Form of Indemnification Agreement +

+ Filed Herewith.

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

Dated:           May 28, 2013                                                 By: /s/ William C. Owens
William C. Owens, President and Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description

10.1	Form of Indemnification Agreement +

+ Filed Herewith.